SHARE PURCHASE AGREEMENT

         This Agreement is made as of the ___th day of December, 2003 between Pioneer Funds Distributor, Inc., a Delaware corporation ("PFD"), and Pioneer Select Equity Fund, a Delaware statutory trust (the "Trust").

         WHEREAS, the Trust wishes to sell to PFD, and PFD wishes to purchase from the Trust, $100,000 of shares of beneficial interest of the Trust (10,000 shares at a purchase price of $10.00 per share (collectively, the "Shares")); and

         WHEREAS, PFD is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, PFD is delivering to the Trust a check in the amount of $100,000 in full payment for the Shares.

         2. PFD agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

         3. PFD further agrees that it may not withdraw the Shares from the Trust for the first two years and at a rate, which at any time during the Trust's next three years of operations, exceeds in the aggregate $2,777.78 per month.

         Executed as of the date first set forth above.


                                            PIONEER FUNDS DISTRIBUTOR, INC.


                                                /s/ Steven M. Graziano
                                            By: Steven M. Graziano
                                            Its: Director and Executive Vice
                                                 President

                                            PIONEER SELECT EQUITY FUND


                                                /s/ Osbert M. Hood
                                            By: Osbert M. Hood
                                            Its: Executive Vice President